Prospectus Supplement No. 3 (to Prospectus dated April 26, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265337

EVE HOLDING, INC.

319,264,425 SHARES OF COMMON STOCK

14,250,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

66,845,072 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This Prospectus Supplement, dated May 26, 2023 (the “Supplement”), supplements the prospectus, dated April 26, 2023, filed by Eve Holding Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on April 26, 2023 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-265337) (the “Prospectus”), relating to the issuance by the Company of up to 66,845,072 shares of common stock, comprising (i) the shares of common stock that may be issued upon exercise of 11,500,000 outstanding public warrants (as defined in the Prospectus), (ii) the shares of common stock that may be issued upon exercise of 14,250,000 outstanding private placement warrants (as defined in the Prospectus), and (iii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of the new warrants (as defined in the Prospectus). The Prospectus also relates to the resale by certain of the Selling Securityholders (as defined in the Prospectus) of up to 319,264,425 shares of common stock, comprising (i) 220,000,000 shares of common stock issued in connection with the business combination with the urban air mobility business of Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), originally issued at a price of $10.00 per share in exchange for Embraer’s interests in EVE UAM, LLC, (ii) 35,730,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the business combination, originally issued at a price of $10.00 per share, (iii) 5,750,000 shares of common stock that were converted in connection with the business combination on a one-to-one basis from Zanite Acquisition Corp. Class B common stock originally issued at a price of $0.004 per share, (iv) 260,000 shares of common stock underlying restricted stock units granted to certain directors and an officer of the Company, (v) 140,000 restricted shares of common stock granted to an officer of the Company, (vi) up to 14,250,000 shares of common stock that may be issued upon exercise of private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement (as defined in the Prospectus), originally issued at a price of $1.00 per warrant, (vii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of new warrants that have been issued or are issuable, subject to triggering events, to United Airlines Ventures, Ltd., a Cayman Islands company (“United”), and certain Strategic PIPE Investors (as defined in the Prospectus) originally issued in connection with entering into certain commercial arrangements without the payment of any purchase price and (viii) 2,039,353 shares of common stock issued to United in a private placement consummated on September 6, 2022 for a purchase price per share of $7.36 and an aggregate purchase price of $15,000,000. The Prospectus also relates to the resale by certain of the Selling Securityholders of 14,250,000 private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement, originally issued at a price of $1.00 per warrant.

This Supplement is being filed to update and supplement the information contained in the Prospectus with the information from our  Form 8-K, filed with the SEC on May 26, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our common stock and public warrants trade on the New York Stock Exchange under the symbols “EVEX” and “EVEXW,” respectively. On May 24, 2023, the last quoted sale price for our common stock as reported on NYSE was $8.16 per share and the last quoted sale price for our public warrants was $0.4007 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement is dated May 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2023

EVE HOLDING, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-265337	85-2549808
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1400 General Aviation Drive, Melbourne, FL (Address of principal executive offices)	32935 (Zip Code)
(321) 751-5050 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EVEX	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock	EVEXW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.              Submission of Matters to a Vote of Security Holders.

On May 24, 2023, Eve Holding, Inc. (the “Company”) held its 2023 Annual Meeting of Stockholders.  At the meeting, the Company’s stockholders approved each of the proposals submitted to a vote of stockholders by the votes set forth below. The proposals are described in further detail in the Company’s proxy statement filed with the United States Securities and Exchange Commission on April 10, 2023.

1.              Election of Class I Directors

The stockholders elected each of the two nominees named below as Class I directors to serve for a three-year term of office expiring at the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal, based on the following votes:

Name	Votes For	Votes Withheld	Broker Non-Votes
María Cordón	249,663,140	8,405	730,255
Sergio Pedreiro	249,649,683	21,862	730,255

2.              Ratification of Appointment of KPMG LLP

The stockholders ratified the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, based on the following votes:

Votes For	Votes Against	Abstentions
249,378,913	1,019,193	3,694

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVE HOLDING, INC.

By:	/s/ Flávia Pavie
	Name:	Flávia Pavie
	Title:	General Counsel and Chief Compliance Officer

Date:  May 26, 2023